UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K
                               CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported) 10/25/99

                          Heritage Commerce Corp
         (Exact name of registrant as specified in its charter)

             CA                    00-23877                   77-0469558
(State of other jurisdiction   (Commission File            (IRS Employer
of incorporation)                  Number)                Identification No.)
(IRS Employer

150 Almaden Blvd., San Jose, CA                                 95113
(Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code         (408) 947-6900

                                     None
        (Former name or former address, if changed since last report.)

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             HERITAGE COMMERCE CORP REPORTS FINANCIAL RESULTS
                      FOR THE THIRD QUARTER OF 1999

     Heritage Commerce Corp (the "Company") (Nasdaq: HTBK) today reported consolidated earnings of $753,000, or $0.11 per diluted share, for the third quarter of 1999. This compares to $574,000 or $0.09 per diluted share in the prior year period. Year-to-date return on average assets and return on average equity were 0.72% and 8.06%, respectively, compared with returns of 0.67% and 8.46%, respectively, for the same period of 1998.

     For the quarter, earnings show an increase of $179,000, or 31%, over those of the third quarter of the prior year. For the quarter, net interest income grew by $111,000, or 2%, compared to the third quarter of 1998; noninterest income grew by $1,206,000, or 202%, primarily due to the sale of the Company's internet credit card portfolio; and noninterest expense grew by $1,355,000, or 33%, compared to the third quarter of 1998. The Company's net interest margin was 5.89% for the year ended September 30, 1999, compared with 6.34% for the year ended September 30, 1998.

     Total assets as of September 30, 1999 were $468,574,000, an increase of $69,495,000, or 17%, from September 30, 1998. Total deposits as of September 30, 1999 were $416,650,000, an increase of $52,781,000, or 15%, since
September 30, 1998. Deposit growth for the quarter, as compared to the same quarter of 1998, was net of approximately $40 million of bankruptcy deposits, which were sold by Heritage Bank of Commerce in the fourth quarter of 1998.

     Total portfolio loans as of September 30, 1999 were $245,411,000, an increase of $41,635,000, or 20%, since September 30, 1998. The Company's allowance for loan losses was $4,569,000, or 1.86%, of total loans as of September 30, 1999. This compares with an allowance for loan losses of $3,825,000, or 1.62 %, of total loans at December 31, 1998 and $3,402,000, or
1.67%, of total loans as of September 30, 1998. The Company's non-performing assets (NPA's) increased from zero at September 30, 1998 to $1,187,000 as of September 30, 1999. NPA's were $1,288,000 as of 1998 year-end.

     The Company completed a public stock offering on August 16, 1999. The Company sold 758,138 new shares at a price of $15.00 per share.

     The Company's shareholders' equity at September 30, 1999 stood at $43,630,000, compared with $30,697,000 as of December 31, 1998, a 42%
increase. Book value per share totaled $6.83 as of September 30, 1999, compared to $5.51 as of September 30, 1998 (book value per share data has been adjusted for a 3 for 2 stock split declared by the Company to shareholders of record as of February 5, 1999 and paid on February 19, 1999). The Company's leverage capital ratio stood at 10.7% at September 30, 1999. This compares with a leverage ratio of 9.0% at December 31, 1998 and 8.3% as of September 30, 1998.

      Heritage Commerce Corp, a bank holding company established February 17, 1998, is the parent company of two financial institutions: Heritage Bank of Commerce, a commercial bank headquartered in the city of San Jose with a branch in Morgan Hill (which, pending regulatory approval, will become a de novo bank); and Heritage Bank East Bay, a commercial bank headquartered in the city of Fremont, with a branch in San Ramon.

     The Company's common stock is listed on the Nasdaq National Market under the symbol "HTBK".

     Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1998 and the Quarterly Reports on Form 10-Q filed by the Company in fiscal 1999.

     For further information about the Company's financial performance, contact John Rossell, Chief Executive Officer, at (408) 947-6900 or visit the Company's web site at www.heritage-bank.com.


                      Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations, including the real estate market in California and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those
indicated.   For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.


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

Heritage Commerce Corp
(unaudited)

(in thousands                   At and For the Three Months Ended    At and For the Nine Months Ended
except per share amounts)        Sept 30       Sept 30    Percent      Sept 30       Sept 30    Percent
                                  1999          1998       Change        1999          1998      Change

Statement of Income Data
   Net Interest Income         $  5,230     $  5,119         2%       $  15,137    $  13,279      14%
   Provision for Loan Losses        356          550       -35%           1,483        1,060      40%
   Noninterest Income             1,802          596       202%           3,713          970     283%
   Noninterest Expense            5,503        4,148        33%          14,252       10,628      34%
   Net Income                       753          574        31%           2,055        1,557      32%

Per Share Data
   Earnings Per Share
      Basic                        0.12         0.10        20%            0.35         0.30      17%
      Diluted                      0.11         0.09        22%            0.31         0.27      15%
   Book Value Per Common Share     6.83         5.51        24%            6.83         5.51      24%


Weighted average shares
used in computing:
    Basic                       6,272,202    5,530,522      13%        5,803,809    5,139,054     13%
    Diluted                     6,963,513    6,174,418      13%        6,565,892    5,674,950     16%

Balance Sheet Data
  Total Assets                                                           468,574      399,079     17%
  Securities, Available-For-Sale                                          24,650       68,031    -64%
  Securities, Held-To-Maturity                                            13,845       27,717    -50%
  Loans Held-For-Sale                                                     17,372       18,222     -5%
  Loans                                                                  245,411      203,776     20%
  Allowance For Loan Losses                                                4,569        3,402     34%
  Total Deposits                                                         416,650      363,869     15%
  Total Shareholders' Equity                                              43,630       30,513     43%
  Unrealized Holding Gain (loss)
  on Securities, Net                                                         (52)       1,142   -105%

  Nonperforming Loans                                                      1,187          ---
  Other Real Estate Owned                                                    ---          ---

Selected Financial Ratios
  Net Interest Margin                                                      5.89%        6.34%
  Return on Average Assets                                                 0.72%        0.67%
  Return on Average Equity                                                 8.06%        8.46%
  Allowance for Loan Losses
  to Nonperforming Loans                                                    385%           --
  Allowance for Loan Losses
  to Total Loans                                                           1.86%        1.67%
  Leverage Ratio                                                          10.71%        8.31%

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Signatures

Under the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 25, 1999                        Heritage Commerce Corp
                                        By: /S/ Lawrence D. McGovern
                                                Lawrence D. McGovern

                                              Chief Financial Officer
                                   (Principal Financial and Accounting Officer)

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